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Exhibit 21

Subsidiaries

ACNielsen eRatings.com (Delaware)
Netcrawling Deutschland GmbH
Netcrawling UK Limited (United Kingdom)
MediaMetrie NetRatings (France)
NetRatings Japan (Japan)
NetValue Ltd (United Kingdom)
NetValue Deutschland Gmbh (Germany)
NetValue Internet Measurement SA (Spain)
Red Sheriff Ltd (Australia)
Red Sheriff Ltd (United Kingdom)
Red Sheriff Ltd (Bermuda)
Red Sheriff New Zealand Limited (New Zealand)
Red Sheriff Pte Ltd (Singapore)
Red Sheriff Inc. (Delaware)
Red Sheriff Kabushiki Kaisha (Japan)
Red Sheriff Italia sri. (Italy)
Red Sheriff Australian Pty Ltd (Australia)
Red Sheriff Europe Pty Ltd (Australia)
Red Sheriff Asia Pty Ltd (Australia)
Red Sheriff BV (The Netherlands)
Traffion Technologies Pty Limited (Australia)

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Subsidiaries